Exhibit 10.2

April 21, 2023

[Name]

Dear [Name]:

Reference is made to the letter agreement, dated [DATE], and amended on [DATE] [and [DATE]]1 (the “Letter”), between you and WisdomTree Asset Management, Inc. (“WTAM”), relating to your employment with WTAM. Capitalized terms used and not defined in this amendment to the Letter (“Amendment”) have the respective meanings assigned to them in the Letter.

The terms of this Amendment are as follows:

1.	Paragraph 3 ([Stock Options and][2] Restricted Stock) of the Letter shall be amended by adding the following subparagraph[s] [[(d),] (e) [and (f)]] after subparagraph [(c)/(d)][3] therein:

[(d) As used in this letter, “Date of Termination” means the date that your employment with WTAM (or any successor) ends. Notwithstanding the foregoing, your employment shall not be deemed to have been terminated solely as a result of you becoming an employee of a subsidiary of WTI or any direct or indirect successor to the business or the assets of WTI.

(e) As used in this letter, “Post-Employment Period” means the 12-month period immediately following the Date of Termination.]4

[(e)/(f)] Notwithstanding anything to the contrary in this letter or in any [Stock Option Agreement,]5 Restricted Stock Agreement or other equity-based awards of the Company held by you that are outstanding as of the Date of Termination, no accelerated vesting pursuant to Paragraph[s] 3(a), [3(b)]6 or the provisions of the agreements representing such equity-based awards specifically relating to Involuntary Termination will occur unless you enter into, do not revoke, and comply with a fully effective Release as set forth in Paragraph 7.

2.	Paragraph 4 (Protection of Confidential Information and Intellectual Property) of the Letter shall be deleted in its entirety and replaced with the following:

4.	Protection of Confidential Information and Intellectual Property; Associated Noncompetition and Nonsolicitation Obligations.

(a)         You agree that your services hereunder are of a special, unique and extraordinary character, and that your position with the Company places you in a position of confidence and trust. You further acknowledge that in the course of rendering services to the Company and WT Advised Issuers (as defined below), as applicable, you have obtained and will obtain Confidential Information (as defined below) of the Company and WT Advised Issuers and gain access to customer goodwill. Accordingly, you agree that during your employment by the Company and for a one-year period thereafter (the “Restricted Period”) with respect to clause (i) below, and at all times both during and after your employment with respect to clause (ii) below, you shall not, directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise:

1 Form Note: To reference date of amendment(s), as applicable.

2 Form Note: Heading name referencing Stock Options for Messrs. Steinberg and Ziemba only.

3 Form Note: Subsection herein “(e)/(f)” to be added to Messrs. Steinberg and Ziemba’s agreements as subsection (e) and to Mr. Lilien and Ms. Frankenthaler’s agreements as subsection (f).

4 Form Note: Subsections to be included for Mr. Lilien and Ms. Frankenthaler only, where Date of Termination and Post-Employment Period is used but previously undefined.

5 Form Note: Reference to historical stock option agreements relevant for Messrs. Steinberg and Ziemba only.

6 Form Note: Paragraph reference for Messrs. Steinberg and Ziemba only (relating to inclusion of historical stock options agreements).

(i)         solicit, entice, or attempt to persuade any officer, director, employee, or agent of the Company to become an officer, director, employee, or agent of or perform services in any other capacity on behalf of yourself or any other person or entity; or

(ii)         disparage the reputation of the Company or the respective directors, trustees, officers or employees of the Company, or the product and service offerings of the Company, including, without limitation, through written or spoken communication relating to the Company, its personnel or its products and services; provided, that nothing in the foregoing subparagraph (ii) shall affect or impede any of your rights under the National Labor Relations Act, including your right to engage in concerted group activity and to communicate with colleagues and/or third parties (such as labor unions and their representatives) including regarding working conditions.

(b)         For three (3) months following the Date of Termination in the event of either (i) an Involuntary Termination (as defined below) or (ii) if the Company makes a Three-Month Restrictive Covenant Election under Paragraph 8, you shall not directly or indirectly engage or participate, directly or indirectly (whether as an officer, director, employee, partner, consultant, holder of an equity or debt investment, lender, or in any other manner or capacity) (collectively, “Participate”), in the business or affairs of any Competitor (as defined below), unless (A) the Competitor also engages in activities other than in a Competitive Business (as defined below), (B) you do not occupy, with or at the Competitor, a corporate executive position that provides oversight of or support to such Competitor’s activities in a Competitive Business and (C) you do not Participate in the Competitive Business-related activities of the Competitor (and instead you engage solely in activities that do not concern a Competitive Business) (this Paragraph 4(b), the “Three-Month Restrictive Covenant”).

(c)         For twelve (12) months following the date of your Post-Change of Control Termination (as defined below), you shall not directly or indirectly Participate in the business or affairs of any Restricted Competitor (as defined below), unless (i) the Restricted Competitor also engages in activities other than in a Competitive Business, (ii) you do not occupy, with or at the Restricted Competitor, a corporate executive position with the Restricted Competitor, that provides oversight of or support to such Restricted Competitor’s activities in a Competitive Business and (iii) you do not Participate in the Competitive Business-related activities of the Restricted Competitor (and instead you engage solely in activities that do not concern a Competitive Business) (this Paragraph 4(c), the “Twelve-Month Restrictive Covenant”).

(d)         To the extent you are an attorney admitted to practice in the State of New York, or any other state that limits the applicability of noncompetition provisions with respect to attorneys, the restrictions set forth in Paragraphs 4(b) and 4(c) shall be binding on you only to the extent permissible under Rule 5.6 of the New York Rules of Professional Conduct (or the corresponding rule in such other state, if applicable). By way of explanation, if you are an attorney admitted to practice in the State of New York (or any other state that limits the applicability of noncompetition provisions with respect to attorneys) the restrictions contained in the aforementioned paragraphs shall be enforceable to the extent they seek to prohibit you from Participating in the affairs of a Competitor in a position that is non-legal in nature and does not require admittance to practice law as a pre-requisite to holding such position.

(e)         Definitions.

(i)         “AUM” means assets under management of an ETF Sponsor or ETP Sponsor as calculated and reported by Bloomberg or its successor, or if not so reported, then calculated by reference to shares outstanding and net asset value of its ETFs or ETPs, as the case may be, as reported by a Bloomberg terminal.

(ii)         “Competing ETF Sponsor” means an ETF Sponsor that is one of the top ten (10) ETF Sponsors in the United States based upon the AUM of its United States-listed ETFs, as of the end of the fiscal quarter immediately preceding the Date of Termination.

(iii)         “Competing ETP Sponsor” means an ETP Sponsor that is one of the top ten (10) ETP Sponsors in the European Union and the United Kingdom combined based upon the AUM of its European Union- and United Kingdom-listed ETPs, as of the end of the fiscal quarter immediately preceding the Date of Termination.

(iv)         “Competitive Business” means (i) the business of being an ETF Sponsor, (ii) the business of being an ETP sponsor or (iii) a business that competes with the WisdomTree Digital Business.

(v)         “Competitor” means any entity that (i) is an ETF Sponsor in the United States, (ii) is an ETP Sponsor in the European Union and/or the United Kingdom or (iii) competes with the WisdomTree Digital Business.

(vi)         “ETF” means:

(A)         any open-end management investment company or unit investment trust registered under the Investment Company Act of 1940, as amended (the “1940 Act”) that issues and redeems any series of redeemable securities in compliance with the conditions of an exemptive order or regulation issued or promulgated by the U.S. Securities and Exchange Commission permitting, among other things, (I) the shares to be issued and redeemed only in large aggregations, and (II) secondary market transactions in the shares to occur at negotiated prices on national securities exchanges, as defined in Section 2(a)(26) of the 1940 Act (an “Exchange”), and lists such redeemable securities for trading on an Exchange; and

(B)         any exchange traded product, such as a grantor trust or other entity registered under the Securities Act of 1933, as amended (the “1933 Act”), (I) that is not registered as an investment company under the 1940 Act, (II) that is typically treated as a pass through entity under the Internal Revenue Code of 1986, as amended (the “Code”), (III) that issues and redeems a series of redeemable securities in large aggregations, and (IV) whose redeemable securities are listed for trading on one or more Exchanges and trade through secondary market transactions at negotiated prices on such Exchanges; or any exchange traded note registered under the 1933 Act that (x) provides for payments based on the performance of an index or pool of assets, (y) trades through secondary market transactions at negotiated prices on one or more Exchanges, and (z) is listed for trading on one or more Exchanges.

(vii)         “ETF Sponsor” means an entity that is, or as a result of your engagement or participation would become, a sponsor or promoter of an ETF or the investment advisor or investment manager to an ETF.

(viii)         “ETP” means an entity, or any exchange traded product, that issues securities that represent an entitlement by the holder to an investment return obtained by the entity by investing in securities, notes, commodities, cryptocurrencies or swaps to seek to achieve a stated investment purpose.

(ix)         “ETP Sponsor” means an entity that is, or as a result of your engagement or participation would become, a sponsor or promoter of an ETP or the advisor or manager to an ETP.

(x)         “Restricted Competitor” means any entity that (i) is a Competing ETF Sponsor, (ii) is a Competing ETP Sponsor or (iii) competes with the WisdomTree Digital Business in any jurisdiction where the Digital Wallet (as defined below) is offered to customers.

(xi)         “WisdomTree Digital Business” means the business of developing and/or operating a platform for the purchase, sale and exchange of blockchain-based digital assets, the issuance of tokens representing such assets, and/or the development and operation of a digital wallet via a mobile telephone application that provides services related thereto to facilitate such activity (“Digital Wallet”).

(f)         Your ownership, in the aggregate, of less than 1% of the outstanding shares of capital stock of any corporation with revenues in excess of $100,000,000 and one or more classes of its capital stock listed on an Exchange shall not constitute a violation of the restrictions contained in clauses (b) or (c) above.

(g)         You agree that all information, whether or not in writing, concerning the business, technology, business relationships or financial affairs of the Company or any investment company to which the Company serves, has served or may in the future serve, as an investment advisor or manager (each such investment company, a “WT Advised Issuer,” and collectively, the “WT Advised Issuers”) and that the Company and the WT Advised Issuers (as applicable) have not released to the general public (collectively, “Confidential Information”) and all tangible embodiments thereof are and will be the exclusive property of the Company or WT Advised Issuer, as applicable. By way of illustration, Confidential Information may include information or material that has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer or business partner identities or other information about customers, business partners, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists, financial forecasts, pricing methodologies, market share data; (d) operational or technological information, including plans, specifications, manuals, forms, templates, software codes and designs, algorithms, technical data and strategies, research and development strategies, hardware configuration information, designs, methods, procedures or modalities, formulae, data, reports, discoveries, inventions, materials, improvements, concepts, ideas, models, processes, know-how and trade secrets, and other Intellectual Property (as defined below), agreements with third parties; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, performance evaluations and termination arrangements or documents. Confidential Information also includes information received in confidence by the Company or the WT Advised Issuers from their respective customers, suppliers, business partners or other third parties. You will not, at any time, without WTI’s prior written permission, either during or after your employment, disclose any Confidential Information to anyone outside of the Company, or use or permit to be used any Confidential Information for any purpose other than the performance of your duties as an employee of WTAM. You will cooperate with the Company and use your best efforts to prevent the unauthorized disclosure or use of all Confidential Information. You will deliver to the Chief Legal Officer of WTI all copies and other tangible embodiments of Confidential Information in your possession or control upon the earlier of a request by the Company or termination of your employment. You understand that the Company and WT Advised Issuers are now and may hereafter be subject to nondisclosure or confidentiality agreements with third persons that require the Company and WT Advised Issuers to protect or refrain from use or disclosure of proprietary information. You agree to be bound by the terms of such agreements in the event you have access to such proprietary information. You understand that the Company and WT Advised Issuers strictly prohibit you from using or disclosing confidential or proprietary information belonging to any other person or entity (including any employer or former employer) in connection with your employment. In addition, you agree not to bring any confidential information belonging to any other person or entity onto Company premises, property or into Company workspaces or transfer onto any Company device, database or technology systems any such information belonging to any such person or entity.

You will keep and maintain adequate and current records of all Confidential Information and Intellectual Property (as defined below) developed by you during your employment, which records will be available to and remain the sole property of the Company at all times. Subject to Paragraph 4(h), all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, blueprints, models, prototypes, or other written, photographic or other tangible or electronic material containing Confidential Information, whether created by you or others, which come into your custody or possession, are the exclusive property of the Company to be used by you only in the performance of your duties for the Company and WT Advised Issuers, as applicable. Any property situated on the Company’s premises or saved on the Company’s technology systems and databases and owned by the Company, including without limitation desktop or laptop computers, tablets, disks and other storage media, filing cabinets or other work areas or on the Company’s networks or servers, is subject to inspection by the Company at any time with or without notice. In the event of the termination of your employment for any reason, you will deliver to the Company all property and equipment of the Company in your possession, custody or control, including all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, blueprints, models, prototypes, or other written, photographic or other tangible or electronic material containing Confidential Information, and other materials of any nature pertaining to the Confidential Information of the Company and WT Advised Issuers and to your work, and will not take or keep in your possession any of the foregoing or any copies.

(h)         During your employment, you will disclose to the Company all artwork, articles, materials, memoranda, reports, writings, research, software, programs, promotions, compilations, designs, drawings, layouts, models, patterns, know-how, inventions, ideas, formulas, procedures, processes, concepts, discoveries, technology, algorithms, designs, methods, improvements or other works of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced practice by me individually or jointly with others, including but not limited to market indices, research procedures and models, which relate directly or indirectly to the business of the Company or arise out of your employment with WTAM or your service as an officer of the other entities comprising the Company or the use of the Company’s property or resources including, without limitation, any market indices, research procedures, models, ideas, proposals and plans which may be copyrighted, trademarked, patented or otherwise protected (collectively, “Intellectual Property”). It is understood and agreed that Intellectual Property does not include ideas, proposals or plans of a legal nature that are commonly known among attorneys counseling companies in the exchange traded products industry or digital assets industry. To preclude any possible uncertainty, if there is any Intellectual Property that you have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of your employment with WTAM that you consider to be your property or the property of third parties and that you wish to have excluded from the scope of this Agreement (“Prior Inventions”), you have set forth on Exhibit B attached hereto a complete list of those Prior Inventions. If disclosure of any such Prior Invention would cause you to violate any prior confidentiality agreement, you understand that you are not to list such Prior Inventions in Exhibit B but you are only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. If, in the course of your employment with WTAM, you incorporate a Prior Invention into a product, process or machine, research or development program, or other work done for the Company, you hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, worldwide license (with the full right to sublicense directly and indirectly through multiple tiers) to make, have made, modify, use, sell, offer for sale and import such Prior Invention.

You agree that, as between you and the Company, all such Intellectual Property will be the sole property of the Company. You expressly understand and agree that any and all Intellectual Property constitutes a “work for hire” under applicable law, including the U.S. Copyright Law. In the event any Intellectual Property is not regarded as a “work for hire,” you hereby assign to the Employing Company (as defined below) the sole and exclusive right to all Intellectual Property and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, sui generis database rights and other intellectual property rights in all countries and territories worldwide and under any international conventions (collectively, “Intellectual Property Rights”). You agree that you will promptly disclose to the Company any and all Intellectual Property, and that, upon request of the Company, you will execute and deliver any and all documents or instruments and take any other action that the Company will deem necessary to assign to and vest completely in the Employing Company, to perfect trademark, copyright and patent protection with respect to, or to otherwise protect the Company’s trade secrets and proprietary interest in the Intellectual Property. With respect to any Intellectual Property and Intellectual Property Rights assigned hereunder to the Company, during your employment and at any time thereafter, you will, at the request and expense of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require: (i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) trademarks, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such trademarks, copyrights, patents or other analogous protection. In the event you do not, within five (5) days after delivery to me, execute and deliver such documents reasonably necessary to vest in the Company all right, title and interest in such Intellectual Property, you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney-in-fact, to act for and on your behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of trademarks, copyright or other analogous protection thereon with the same legal force and effect as if executed by you. The obligations of this Paragraph will continue after the termination of your employment with respect to such Intellectual Property conceived of or developed by you while employed by the Employing Company. The Company agrees to pay any and all copyright, trademark and patent fees and expenses or the costs incurred by you at the Company’s request for any assistance rendered to the Company pursuant to this Paragraph 4(h). You understand that to the extent this letter is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Paragraph 4(h) will be interpreted not to apply to any invention that a court rules and/or the Company agrees falls within such classes.

For the purposes of this Paragraph 4(h), the term “Employing Company” means the entity employing you at the time that the applicable Intellectual Property is created, made, conceived or reduced to practice. If you are jointly employed by two or more entities at such time, the Employing Company means the entity that is the primary employer.

(i)         If you commit a material breach, or if there are facts that indicate that you intend or you are about to commit a material breach, of any of the provisions of this Paragraph 4, the Company will have all legal and equitable rights available to it, including, without limitation, the right and remedy:

(i)         to have the provisions of this letter specifically enforced by any court having equity jurisdiction, including, but not limited to, granting the Company an injunction against you, it being acknowledged and agreed by you that the services being rendered hereunder to the Company are of a special, unique, and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and

(ii)         (x) to the fullest extent permitted by applicable law, to require you to account for and pay over to the Company all compensation, profits, monies, accruals, increments, or benefits (collectively “Benefits”) derived or received by you as the result of any transactions constituting a breach of any of the provisions of Paragraph 4 and you hereby agree to account for and pay over such Benefits to the Company, and (y) to cease any severance payments that would otherwise be payable to you.

If the Company shall initiate any legal proceeding to enforce the rights granted to it pursuant to this Paragraph 4(i), the substantially prevailing party in such a proceeding shall be entitled to recover from the non-prevailing party all of its costs of enforcement or defense (as the case may be), including reasonable attorney’s fees and expenses.

If you commit a material breach of any of your obligations under Paragraph 4, the time period for which the obligation at issue shall run shall be tolled during the time such material breach is ongoing until the first date on which you cease to be in material breach of such obligation.

Each of the rights and remedies enumerated in this Paragraph 4(i) will be independent of the other, and will be severally enforceable, and such rights and remedies will be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity. If any provision of Paragraph 4 is held to be unenforceable because of the scope, duration, or area of its applicability, the tribunal making such determination will have the power to modify such scope, duration, or area, or all of them, and such provision or provisions will then be applicable in such modified form.

(j)         Nothing in this letter shall be interpreted or applied to prohibit you from making any good faith report to any governmental agency or other governmental entity concerning any acts or omissions that you may believe to constitute a possible violation of federal or state law or making other disclosures that are protected under the whistleblower provisions of applicable federal or state law or regulation. In addition, for the avoidance of doubt, you understand that pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Lastly, notwithstanding anything herein to the contrary, nothing in this letter shall limit or restrict your right to initiate a legal proceeding in a court of law or equity to seek indemnification from the Company pursuant to your Indemnification Agreement with WTI dated as of the date set forth on Appendix A and your right to have WTI reimburse you for your expenses, including reasonable attorney’s fees, in connection with enforcing your claim for indemnification thereunder.

3.	Paragraph 9 (Change of Control Severance) of the Letter shall be amended by adding the following proviso at the end of subparagraph (ii) thereunder immediately before the words “; and”:

provided, that in order to effectuate the accelerated vesting contemplated by this subsection, the unvested portion of such time-based equity awards that would otherwise be forfeited on the Date of Termination will be delayed until the earlier of (x) the effective date of the Release (at which time acceleration will occur) or (y) the date that the Release can no longer become fully effective (at which time the unvested portion of such time-based equity awards will be forfeited)

4.	Paragraph 9 (Change of Control Severance) ) of the Letter shall be amended by adding the following paragraph immediately following subparagraph (iii) thereof:

For purposes of clarity, notwithstanding anything to the contrary in this letter or in any time-based equity awards of the Company held by you that are outstanding as of the Date of Termination, no accelerated vesting pursuant to Paragraph 9(ii) above will occur unless you enter into, do not revoke, and comply with the Release as set forth in this Paragraph 9.

5.	Paragraph 10(b) (Definitions) of the Letter shall be deleted in its entirety and replaced with the following:

(b)

“Change of Control” shall mean (i) the acquisition by any “person” (as defined in Section 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than a stockholder of the Company that, as of the date of this Letter, is the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the outstanding voting securities of the Company, of more than 50% of the combined voting power of the then outstanding voting securities of the Company; (ii) the sale by the Company of all, or substantially all, of the assets of the Company to one or more purchasers, in one or a series of related transactions, where the transaction or transactions require approval pursuant to Delaware law by the stockholders of the Company; or (iii) any occurrence of a Sale Event or Change in Control Event as defined in the WisdomTree Investments, Inc. 2022 Equity Plan, as amended from time to time.

6.

Except as expressly provided in this Amendment, all the terms and provisions of the Letter are and will remain in full force and effect and are hereby ratified and confirmed by the parties. On and after the date hereof, each reference in the Letter to “this letter, “this letter agreement,” “hereunder,” “hereof,” “herein” or words of like import will mean and be a reference to the Letter as amended by this Amendment.

7.

This Amendment shall be governed by, and construed in accordance with, the internal laws of New York, without regard to principles of conflicts of law. This Amendment may not be amended or modified unless memorialized in writing and signed by both you and WTAM. This Amendment may be executed in counterparts, each of which is deemed an original, but all of which together constitutes one and the same agreement. Each party agrees that electronic signatures of the parties included in this Amendment will have the same force and effect as manual signatures. Delivery of an executed counterpart of this Amendment electronically shall be effective as delivery of an original executed counterpart of this Amendment.

Please confirm your acceptance of this Amendment by signing below and returning a copy to me.

Sincerely,

WISDOMTREE ASSET MANAGEMENT, INC.

By:

Name:
Title:

I agree to the terms and conditions set forth in the above Amendment to the Letter.

[Name]	Date

EXHIBIT B

To:	COMPANY

From:

Date:

SUBJECT:             Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐ No inventions or improvements

☐ See below:

☐ Additional sheets attached.

The following is a list of all patents and patent applications in which I have been named as an inventor:

☐ None

☐ See below: